UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2004

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	98-040164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election to Directors; Appointment of Principal Officers.

                On October 25, 2004, Cano Petroleum, Inc. (the “Company”) appointed Randall Boyd to the Company’s Board of Directors.  Prior to joining the Company’s Board of Directors, Mr. Boyd was a Global Executive Vice President of LSG Sky Chefs.  Mr. Boyd has also served as a member of the Global Executive Board of LSG Sky Chefs, with supervisory responsibility of the Americas region, and as Chairman of eLSG.Skychefs’ Executive Board.

                Mr. Boyd has not been named to a committee of the Board of Directors and the Company at this time has not determined which, if any, committee of the Board of Directors Mr. Boyd will be named.

                Pursuant to an agreement dated December 16, 2004, the Company agreed with R.C. Boyd Enterprises, a Delaware corporation, to become the lead sponsor of a television production called Honey Hole (the “Honey Hole Production”).  The sponsorship requires the Company to pay an aggregate of $100,000 to R.C. Boyd Enterprises.  The Company is entitled to receive two thirty second commercials during all broadcasts of the Honey Hole Production and the Company will receive opening and closing credits on each episode.  Mr. Boyd is the sole shareholder of R.C. Boyd Enterprises.

                Except as described above: (1) there was no arrangement or understanding between Mr. Boyd and any other person pursuant to which Mr. Boyd was selected as a director, and (2) there was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Boyd had or is to have a direct or indirect material interest.

Item 9.01       Financial Statements and Exhibits.

 (a) Financial statements of business acquired.

                Not Applicable

 (b) Pro forma financial information.

                Not Applicable

 (c) Exhibits:

99.1                           Press Release dated October 25, 2004 announcing the appointment of Randall Boyd to the Board of Directors of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    December 21, 2004

CANO PETROLEUM, INC.

By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer